                                                                   EXHIBIT 10.25

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                         KHANTY MANSIYSK OIL CORPORATION

                            SHARE PURCHASE AGREEMENT

                                   dated as of

                               September 24, 1999

                                 by and between

                         KHANTY MANSIYSK OIL CORPORATION

                                       AND

                      ENTERPRISE OIL OVERSEAS HOLDINGS LTD

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                                TABLE OF CONTENTS

                                    ARTICLE I

                                PURCHASE AND SALE

SECTION 1.1  PURCHASE AND SALE OF THE COMMON STOCK .........................  1
SECTION 1.2  CONSIDERATION .................................................  1
SECTION 1.3  ADJUSTMENT FOR COMMON STOCK ISSUANCE ..........................  2
SECTION 1.4  ADJUSTMENT PROCEDURE ..........................................  2
SECTION 1.5  CLOSING .......................................................  2

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.1  CORPORATE ORGANIZATION ........................................  2
SECTION 2.2  CAPITAL STOCK .................................................  3
SECTION 2.3  ISSUANCE OF SECURITIES ........................................  3
SECTION 2.4  AUTHORIZATION, ETC.............................................  3
SECTION 2.5  FINANCIAL STATEMENTS ..........................................  4
SECTION 2.6  NO APPROVALS OR CONFLICTS .....................................  4
SECTION 2.7  COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS ..............  4
SECTION 2.8  LICENSED INTERESTS ............................................  4
SECTION 2.9  LITIGATION OR OTHER PROCEEDINGS ...............................  5
SECTION 2.10 TAXES .........................................................  5
SECTION 2.11 LABOR RELATIONS ...............................................  5
SECTION 2.12 PATENTS, TRADEMARKS, TRADE NAMES, ETC..........................  5
SECTION 2.13 ENVIRONMENTAL MATTERS .........................................  5
SECTION 2.14 NO BROKERS' OR OTHER FEES .....................................  6
SECTION 2.15 FOREIGN CORRUPT PRACTICES ACT .................................  6
SECTION 2.16 ENVIRONMENTAL MATTERS .........................................  6
SECTION 2.17 RELIANCE BY THE PURCHASER .....................................  6
SECTION 2.18 NO PUBLIC SOLICITATION ........................................  6

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 3.1  INFORMATION RECEIVED ..........................................  6
SECTION 3.2  INVESTMENT EXPERIENCE .........................................  6
SECTION 3.3  NONDISTRIBUTIVE INTENT ........................................  7
SECTION 3.4  SECURITIES NOT REGISTERED .....................................  7
SECTION 3.5  ACCREDITED INVESTOR ...........................................  7
SECTION 3.6  LEGEND ON SECURITIES ..........................................  7
SECTION 3.7  ACKNOWLEDGMENT OF RISK ........................................  7
SECTION 3.8  ORGANIZATION; PARENT ..........................................  7
SECTION 3.9  AUTHORIZATION .................................................  7
SECTION 3.10 BROKERS' FEES .................................................  7
SECTION 3.11 NO APPROVALS OR CONFLICTS .....................................  7
SECTION 3.12 NO PUBLIC MARKET ..............................................  7
SECTION 3.13 RELIANCE BY THE COMPANY .......................................  7


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SECTION 3.14 NO PUBLIC SOLICITATION ........................................  8
SECTION 3.15 AVAILABILITY OF FUNDS .........................................  8

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

SECTION 4.1 CONDITIONS TO OBLIGATIONS OF PURCHASERS ........................  8
SECTION 4.2 CONDITIONS TO OBLIGATIONS OF COMPANY ...........................  8
SECTION 4.3 WAIVER .........................................................  9

                                   ARTICLES V

                               CLOSING DELIVERIES

SECTION 5.1 BY THE COMPANY .................................................  9
SECTION 5.2  BY THE PURCHASER ..............................................  9

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

SECTION 6.1 FINANCIAL INFORMATION ..........................................  9
SECTION 6.2 ACCESS TO BOOKS AND RECORDS; COOPERATION ....................... 10
SECTION 6.3 PUBLICITY ...................................................... 10
SECTION 6.4 FILINGS AND CONSENTS ........................................... 10
SECTION 6.5 COVENANT TO SATISFY CONDITIONS ................................. 10
SECTION 6.6 WITHHOLDING TAXES .............................................. 10
SECTION 6.7 COMPANY PLACEMENT .............................................. 10

                                   ARTICLE VII

                               REGISTRATION RIGHTS

SECTION 7.1 REGISTRATION RIGHTS ............................................ 11

                                  ARTICLE VIII

                            TRANSFER OF COMMON STOCK

SECTION 8.1 TRANSFER RESTRICTIONS .......................................... 11

                                   ARTICLE IX

                                 INDEMNIFICATION

SECTION 9.1 INDEMNITY FROM THIRD PARTY CLAIMS .............................. 11


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                                    ARTICLE X

                                   TERMINATION

SECTION 10.1 TERMINATION ................................................... 12
SECTION 10.2 PROCEDURE AND EFFECT OF TERMINATION ........................... 12

                                   ARTICLE XI

                                 CONFIDENTIALITY

SECTION 11.1 CONFIDENTIAL INFORMATION ...................................... 13
SECTION 11.2 EXCLUSIONS .................................................... 13

                                   ARTICLE XII

                                PURCHASER OPTION

SECTION 12.1 OPTION ........................................................ 13
SECTION 12.2 TRANSACTION NOTICE ............................................ 13
SECTION 12.3 EXERCISE OF OPTION ............................................ 14

                                  ARTICLE XIII

                                  MISCELLANEOUS

SECTION 13.1 WAIVERS AND AMENDMENTS ........................................ 14
SECTION 13.2 GOVERNING LAW ................................................. 14
SECTION 13.3 SURVIVAL ...................................................... 14
SECTION 13.4 SUCCESSORS AND ASSIGNS ........................................ 15
SECTION 13.5 ENTIRE AGREEMENT .............................................. 15
SECTION 13.6 NOTICES ....................................................... 15
SECTION 13.7 ATTORNEYS' FEES ............................................... 16
SECTION 13.8 SEVERABILITY .................................................. 16
SECTION 13.9 CAPTIONS ...................................................... 16
SECTION 13.10 COUNTERPARTS ................................................. 16
SECTION 13.11 KNOWLEDGE .................................................... 16


                                       iii
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                                    EXHIBITS

Exhibit A - Form of Amendment to the Note Purchase Agreement
Exhibit B - Financial Statements
Exhibit C - Shareholder Agreement
Exhibit D - Disclosure Schedule
Exhibit E - Senior Financing Investors
Exhibit F - Required Consents and Waivers


                                       iv
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                             INDEX OF DEFINED TERMS
                                                                            Page

Affiliate .................................................................. 11
Assets .....................................................................  4
Closing ....................................................................  2
Closing Date ...............................................................  2
Common Stock ...............................................................  1
Company ....................................................................  1
Contract ...................................................................  3
Control .................................................................... 11
Disclosure Schedule ........................................................  2
Enterprise Costs ...........................................................  1
Encumbrances ...............................................................  3
Environmental Laws .........................................................  5
Evaluated Properties .......................................................  4
FCPA .......................................................................  6
Financial Statements .......................................................  3
fully diluted .............................................................. 13
IPO ........................................................................ 13
KMNGG ......................................................................  4
Majority Subsidiaries ......................................................  2
Material Adverse Effect ....................................................  2
Minority Subsidiaries ......................................................  2
Notes ......................................................................  1
Option Stock ............................................................... 13
Option Purchase Price ...................................................... 13
Parent .....................................................................  1
Permitted Transferee .......................................................  9
person .....................................................................  3
Public Disclosures ......................................................... 10
Purchaser ..................................................................  1
Related Agreements .........................................................  3
Representatives ............................................................ 13
Securities .................................................................  6
Securities Act .............................................................  6
Senior Debt ................................................................  8
Senior Financing ...........................................................  6
Service Agreement ..........................................................  1
Shareholder Agreement ......................................................  9
Stock-Related Instruments ..................................................  3
Stockholders ...............................................................  3
Subsidiaries ...............................................................  2
Tax Return .................................................................  5
Taxes ......................................................................  5
Transaction ................................................................  1
Transfer ................................................................... 14
Transfer Notice ............................................................ 13


                                        v
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                            SHARE PURCHASE AGREEMENT

            This Share Purchase Agreement (the "Agreement") is made as of the 24th day of September 1999, by and between Khanty Mansiysk Oil Corporation, a Delaware corporation (the "Company"), and Enterprise Oil Overseas Holdings Ltd. (the "Purchaser"), a company organized and existing under the laws of England and Wales and a wholly-owned subsidiary of Enterprise Oil plc ("Parent"), a public limited company organized and existing under the laws of England and Wales.

                                    RECITALS

            WHEREAS, the Company and Enterprise Oil Exploration Limited ("Enterprise Exploration") are parties to a Note Purchase Agreement (the "Note Purchase Agreement"), dated as of December 17, 1998, pursuant to which KMOC, in exchange for a US$ 5,000,000 (Five Million United States Dollars) capital investment by Enterprise Exploration, issued to Enterprise Exploration one or more notes (the "Notes"), convertible into fully paid and non-assessable shares of common stock of KMOC, no par value, at a conversion price of US$ 450,000 (Four hundred Fifty United States Dollars) per share, which equates to a conversion ratio of 2.222 shares per US $1,000 (One Thousand United States Dollars) principal amount of the Notes all upon the terms and conditions set forth in the Note Purchase Agreement;

            WHEREAS, in connection with its purchase of the Notes, Enterprise Exploration and the Company entered into a Service Agreement (the "Service Agreement"), dated as of December 17, 1998, pursuant to which Enterprise Exploration agreed to provide the Company with certain technical and operational support, the fees for which services ("Enterprise Costs") are convertible into shares of common stock of the Company in certain circumstances, all as more specifically described in the Note Purchase Agreement and the Service Agreement;

            WHEREAS, the Company wishes to sell to the Purchaser, and Purchaser wishes to buy from the Company, 40,000 (Forty Thousand) shares of common stock, no par value per share, of the Company, (including any additional amount of common stock issued pursuant to Section 1.3 hereof, the "Common Stock"), for an aggregate cash purchase price equal to US$ 20,000,000 (Twenty Million United States Dollars), which equates to US$ 500.00 (Five Hundred) per share, all on terms and conditions as more specifically set forth herein;

            WHEREAS, the proceeds of the purchase and sale of the Common Stock (the "Transaction") will be used for general corporate purposes of the Company, including, without limitation, the funding of the working capital requirements of the Company's Russian affiliates and the Company's 1999-2000 investment program;

            WHEREAS, in connection with the Transaction, Enterprise Exploration and the Company are entering into an Amendment to the Note Purchase Agreement (substantially in the form of Exhibit A hereto), dated as of the date hereof, with respect to the conversion of the Enterprise Costs;

            NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                                PURCHASE AND SALE

            SECTION 1.1 Purchase and Sale of the Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to issue and sell to Purchaser, and the Purchaser agrees to purchase from the Company, 40,000 (Forty Thousand) shares of common stock, no par value per share, of the Company.

            SECTION 1.2 Consideration, Upon the terms and subject to the conditions set forth in this Agreement, and in consideration of the sale and delivery of one or more share certificates evidencing the Purchaser's ownership of the Common Stock, on the Closing Date the Purchaser shall pay to the Company cash in the amount equal to US$ 20,000,000 (Twenty Million United States Dollars) (the "Purchase Price"), which equates to US$500.00 (Five Hundred United States Dollars) per share (the "Share Purchase Price"), by wire transfer of immediately available funds to a corporate account designated by the Company.

            SECTION 1.3 Adjustment for Common Stock Issuance. Following the Effective Date and through and including an initial public offering of the Company's common stock, if the Company issues or sells any common stock of the Company or any security that is convertible into or exchangeable for common stock of the Company in an aggregate amount of at least US$5,000,000 (the "Adjustment Transaction") for consideration that represents as of the date of such issuance or sale a price per share of common stock that is equal to or less than US$400 (Four Hundred United States Dollars) per share of common stock of the Company, then upon such issuance or sale, the Purchaser shall have a one-time, non-transferable right to have (i) the Share Purchase Price adjusted to equal the per share price of the common stock in such issuance or sale (the "Adjusted Share Price"), and (ii) the number of shares of Common Stock purchased pursuant to this Agreement increased so that the Purchaser shall receive the number of shares of common stock of the Company that the Purchaser would have owned if it had purchased the Common Stock at the Adjusted Share Price. The Company shall notify the Purchaser of the Adjustment Transaction if reasonably possible, prior to the closing of such transaction, and in all events, not later than 5 business days following the closing of such transaction.

            SECTION 1.4 Adjustment Procedure. In the event that the Purchaser elects to exercise its adjustment right pursuant to Section 1.3 above, it shall deliver written notice (the "Adjustment Notice") of such election to the Company within 15 days following the receipt of notice from the Company regarding the Adjustment Transaction and shall surrender the share certificate evidencing the Common Stock to the principal office of the Company. Upon receipt of the Adjustment Notice and such share certificate, the Share Purchase Price shall automatically be adjusted accordingly in the manner set forth in Section 1.3 above. Within 15 days of its receipt of the Adjustment Notice and the share certificate, the Company shall deliver to the Purchaser a duly executed share certificate reflecting the adjusted additional amount of shares of common stock issuable to the Purchaser pursuant to Section 1.3 above.

            Notwithstanding the foregoing, no adjustment shall occur pursuant to
Section 1.3 in the case of issuances or sales of common stock or securities convertible into or exchangeable for common stock if such issuance or sale is made pursuant to (i) agreements, obligations, arrangements or commitments existing prior to the date hereof or (ii) employee or executive stock option plans.

            SECTION 1.5 Closing. The consummation of the purchase and sale of the Common Stock (the "Closing") shall occur, subject to the satisfaction or waiver of the conditions set forth in Article IV, at the offices of the Purchaser, Grand Buildings, Trafalgar Square, London, WC2N 5EJ, England on September 24, 1999, at 2:00 pm, local time, or otherwise as the parties may agree (the "Closing Date"). At the Closing, the parties shall make the deliveries and take the other actions contemplated by Article V.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to the Purchaser as follows:

            SECTION 2.1 Corporate Organization. Each of the Company and each Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and each Subsidiary has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, all of which jurisdictions are listed in Section 3.1 of the Disclosure Schedule attached hereto as Exhibit D hereto (the "Disclosure Schedule"), except jurisdictions in which the failure to be so qualified or licensed (i) would not have a material adverse effect on the business, operations, assets, or financial condition of the Company and the Subsidiaries, taken as a whole, or (ii) based upon information available to the Company on the date hereof, would not reasonably be expected to have a material adverse effect on the prospects of the Company and the Subsidiaries, taken as a whole (other than an effect that would arise from general industry, political or economic conditions or government policies), (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered or made available to the Purchaser true, correct and complete copies of the Certificate of Incorporation and Bylaws, or similar corporate governance documents, of the Company and of each Subsidiary as presently in effect. Section 3.1 of the Disclosure Schedule contains a true and correct list of (i) those entities in which the Company has a 50% or greater (direct or indirect) equity interest (such entities, excluding the Non-active and Immaterial Russian Subsidiaries listed in such Disclosure Schedule, the "Majority Subsidiaries") and (ii) those entities in which the Company has an equity interest less than 50% (such entities, excluding the Non-active and Immaterial Russian Subsidiaries listed in such Disclosure Schedule, the "Minority Subsidiaries" and, collectively with the Majority Subsidiaries, the "Subsidiaries"), in each case identifying the relevant jurisdictions of incorporation (and other principal places of doing business) and, in the case of the Minority Subsidiaries, the percentage of the Company's equity interest in such Minority Subsidiary. Other than as disclosed in Section 3.1 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity or equity related securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or other business, other than those securities held by the Company, directly or indirectly, from time to time for investment purposes.

            SECTION 2.2 Capital Stock. Section 3.2 of the Disclosure Schedule contains a true, correct and complete description of the authorized, issued and outstanding capital stock of the Company as of the date hereof. The record holders (the "Stockholders") of the issued and outstanding shares of capital stock of the Company are the persons (for the purposes of this Agreement, "person" shall mean any individual, corporation, partnership, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof) listed in Section
3.2 of the Disclosure Schedule and the amount of shares of capital stock held by each Stockholder is set forth opposite the respective Stockholder's name in
Section 3.2 of the Disclosure Schedule. To the knowledge of the Company, the shares of capital stock listed in Section 3.2 of the Disclosure Schedule are, and will be on the Closing Date, held by the respective Stockholder free and clear of all options, pledges, security interests, voting trust or similar arrangements, liens, claims, charges or other legal or equitable rights or encumbrances or restrictions on voting or transfer (collectively, the "Encumbrances"), except as set forth in Section 3.2 of the Disclosure Schedule, and issued and outstanding. All of the outstanding shares of capital stock of the Subsidiaries owned by the Company are owned by the Company, free and clear of all Encumbrances. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements to which the Company is a party relating to the issuance, sale, transfer or voting of any shares of capital stock of the Company, including any rights of conversion or exchange under any outstanding securities or other instruments ("Stock-Related Instruments") existing as of the date hereof. The Company has made available to the Purchaser true, correct and complete copies of all written Stock-Related Instruments listed in Section 3.2 of the Disclosure Schedule. All outstanding shares of capital stock of the Company, as of the date hereof and as of the Closing Date (a) have been duly authorized, validly issued and are fully paid and nonassessable, (b) except as set forth in Section 3.2 of the Disclosure Schedule, are and have been free of any preemptive rights, (c) were not issued in violation of the terms of any contract, agreement, lease, plan, instrument or other document binding on the Company, and (d) were issued in compliance with all applicable charter documents of the Company and all applicable federal, state and foreign securities or "blue sky" laws, statutes, ordinances, rules and regulations.

            SECTION 2.3 Issuance of Common Stock. Upon the consummation of the transactions contemplated hereby and upon the receipt of all consents and waivers set forth in Exhibit F hereto, the Common Stock issued hereunder shall be duly authorized and validly issued, free of all Encumbrances. The issuance of the Common Stock will not violate or contravene the terms of any contract, agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, plan, instrument or other document ("Contract") binding on the Company.

            SECTION 2.4 Authorization, Etc. The Company has full corporate power and authority to execute and deliver this Agreement, and the share certificates evidencing the Common Stock, the Amendment to the Note Purchase Agreement and the Shareholder Agreement (collectively, the "Related Agreements") and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Company has duly approved and authorized the execution and delivery by the Company of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery by the Company of this Agreement and the Related Agreements and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly and validly executed on behalf of the Company and constitute valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws generally applicable to creditors' rights and to general principles of equity and except to the extent that the rights to indemnity and contribution contained in this Agreement and the Shareholders Agreement may be subject to limitations on enforceability under US federal and state securities laws.

            SECTION 2.5 Financial Statements. (a) The Company has previously delivered to the Purchaser (a) the Company's audited consolidated balance sheets at December 31, 1998, (b) the Company's unaudited balance sheet and statement of profit and loss at June 30, 1999. Attached hereto as Exhibit B is a copy of the financial statements referred to in (a) and (b) above, which together with the related notes and schedules thereto are sometimes referred to herein as the "Financial Statements".

            To the best knowledge of the Company, the Financial Statements (a) fairly present in all material respects the assets, liabilities and financial condition of the Company as of the dates thereof and the results of operations of the Company for the respective periods ended on such dates, (b) have been prepared from the books and records of the Company and (c) except as otherwise set forth in the notes thereto, (i) have been prepared in accordance with United States generally accepted accounting principles consistently applied and (ii) include all adjustments that are necessary for a fair presentation of the information shown.

            SECTION 2.6 No Approvals or Conflicts. The execution and delivery by the Company of this Agreement and the Related Agreements and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Subsidiaries under, any contract to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary, or any of their respective properties may be bound,
(iii) violate any order, injunction, judgement, ruling, law or regulation of any court or governmental authority applicable to the Company, any Subsidiary or any of their respective properties and (iv) require any order, license, consent, approval, waiver, permit or authorization of, or notice to, or declaration, filing or registration with, or the granting of any exemption by, or the taking of any other action in respect of, any governmental or regulatory authority or other person not a party to this Agreement except (a) the consents and waivers set forth in Exhibit F hereto, and (b) the orders, filings, registrations or other actions contemplated by the Shareholder Agreement, and except where the occurrence of any of the events in clauses (ii), (iii) or (iv) above would not result in a Material Adverse Effect.

            SECTION 2.7 Compliance with Law; Governmental Authorizations. To the best knowledge of the Company, the Company and the Subsidiaries are not in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company or the Subsidiaries which violation or violations in the aggregate would have a Material Adverse Effect. The licenses, permits and other governmental authorizations held by the Company and the Majority Subsidiaries are valid and sufficient for the conduct of the Company's and the Majority Subsidiaries' business as currently conducted, except where the failure to hold such licenses, permits and other governmental authorizations would not have a Material Adverse Effect.

            SECTION 2.8 Licensed Interests.

            (a) To the knowledge of the Company, the Company, the Limited Liability Company Chernogorskoye ("Chernogorskoye") and OAO Khantymansisykneftegazgeologia ("KMNGG"), as the case may be, each have a valid licensed interest (either directly or through one or more of their respective subsidiaries or affiliates) in the development of the Russian oil fields identified in the relevant subsurface license set forth opposite its name in
Section 2.8 of the Disclosure Schedule (the "Evaluated Properties"), free and clear of all material encumbrances except for (i) encumbrances specifically described in Section 2.8 of the Disclosure Schedule, (ii) statutory liens not delinquent, (iii) encumbrances that are not material in character, amount or extent and do not materially detract from the value, or interfere with the use of, the interest affected thereby or otherwise materially impair the business or
(iv) contracts and agreements for the sale and transportation of oil and gas entered into in the ordinary course of business.

            (b) To the best knowledge of the Company, the Company and the Subsidiaries have good and valid title to all the properties and assets of every kind, character and description (real, personal or mixed, tangible and intangible), including, without limitation, all parcels of real property, pipelines, rights-of-way and easements and other incidental rights and permits, but excluding the rights in respect of the Evaluated Properties set forth in
Section 2.8 (a) above, reflected on the June 30, 1999 Unaudited Balance Sheet of the Company, (the "Assets") free and clear of all encumbrances of any nature except for (i) the encumbrances and title defects specifically described in
Section 2.8 of the Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations which are properly reflected on the Financial Statements; (iii) liens for Taxes (as defined in Section 2.10) not yet payable or any Taxes being contested in good faith; (iv) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (v) such imperfections of title and encumbrances, if any, as do not materially interfere within the present use of any of the Assets subject thereto.

            SECTION 2.9 Litigation or Other Proceedings. There are no claims, actions, proceedings (including, but not limited to, any condemnation or eminent domain proceedings) or investigations pending against the Company or, to the best knowledge of the Company, (i) pending against the Subsidiaries, (ii) threatened against the Company or the Subsidiaries, or (iii) affecting the Assets, the Evaluated Properties (except as disclosed in Section 2.8 of the Disclosure Schedule) or the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body which singly or in the aggregate would have a Material Adverse Effect.

            SECTION 2.10 Taxes.

            (a) The Company and, to the best knowledge of the Company, each Subsidiary has (i) duly filed with the appropriate Federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to the Company and the Subsidiaries as of the date of this Agreement, and such Tax Returns are true, correct and complete in all material respects and (ii) paid or made provision for in the Financial Statements all Taxes (as defined below) of the Company and the Subsidiaries shown to be due on such Tax Returns. To the best knowledge of the Company, there are no tax liens on any of the Assets other than liens for current real estate Taxes not yet due or Taxes being contested in good faith by appropriate proceedings. The Company has not received any written notice of deficiency, assessment or proposed assessment from any Federal, state, local or foreign taxing authority with respect to liabilities for Taxes of the Company or the Subsidiaries which have not been paid or finally settled, and, to the best knowledge of the Company, there is no pending tax examination of or tax claim assessed against the Company, any Subsidiary or any of the Assets.

            (b) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, service, leasing, occupation, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

            (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

            SECTION 2.11 Labor Relations. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement applicable to employees of the Company or the Subsidiaries. The Company and the Subsidiaries are in compliance in all material respects with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to (a) employment, (b) hiring, promotion, employment and pay practices, (c) terms and conditions of employment and (d) federal and state wages and hours laws; and neither the Company nor any Subsidiary is engaged in any unfair labor practice which has had or is reasonably likely to have a Material Adverse Effect. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company, any Subsidiary or any of their properties wherever located, and no secondary boycott with respect to their products, lockout by them of any of their employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or, to the best knowledge of the Company, been threatened.

            SECTION 2.12 Patents, Trademarks, Trade Names, Etc. Neither the Company nor the Subsidiaries own, license or use any patents, trademarks, trade names and copyrights which are material to the business of the Company or the Subsidiaries.

            SECTION 2.13 Environmental Matters.

            (a) To the best knowledge of the Company, neither the Company nor any of the Subsidiaries has violated or received any notice alleging any past or present violation of, any applicable Federal, state, local or foreign laws, statutes, ordinances, rules, regulations, orders or determinations of any governmental authority applicable to the Company or the applicable Subsidiary, as the case may be, in its respective jurisdiction of operation which are in effect and duly enforced relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), to the extent that any such violation, or such violations in the aggregate, would have a Material Adverse Effect.

            (b) To the best knowledge of the Company, the Company and the Subsidiaries have obtained and are in compliance with all governmental permits and similar authorizations required under Environmental Laws with respect to the ownership, leasing and operation of their properties and the conduct of the business of the Company and the Subsidiaries as currently conducted except, in each case, where such failure to obtain or to be in compliance would not have a Material Adverse Effect. To the best knowledge of the Company, no Hazardous waste, substance or material has been stored, treated or disposed of by the Company or the Subsidiaries or by any person on any real estate owned by the Company or the Subsidiaries, respectively, except in compliance with Environmental Laws; and the Company and the Subsidiaries have disposed of their hazardous waste products with respect to the operations of their businesses in compliance with Environmental Laws except, in each case, where such failure to be in compliance with such laws or to obtain such permits and authorizations, or to store, treat or dispose of such waste products would not have a Material Adverse Effect.

            SECTION 2.14 No Brokers' or Other Fees. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

            SECTION 2.15 Foreign Corrupt Practices Act. The Company has not taken any actions which violate the Foreign Corrupt Practices Act (the "FCPA") and is not aware of any actions taken by foreign Subsidiaries or local partners which if taken by a U.S. company would constitute a violation of the FCPA.

            SECTION 2.16 Absence of Certain Changes or Events. Except for events, if any, disclosed in Section 3.16 of the Disclosure Schedule, since June 30, 1999, (a) there has been no change in the financial position of the Company, as reflected in its unaudited consolidated balance sheets, which would result in a Material Adverse Change and (b) to the best of the Company's knowledge, there has been no event of default on the notes issued pursuant to the Senior Financing entitling the holders thereof to issue a notice of acceleration in respect of such debt.

            SECTION 2.17 Reliance By The Purchaser. The Company understands and acknowledges that the Purchaser will be relying upon the Company's representations and warranties set forth herein in purchasing the Securities from the Company.

            SECTION 2.18 No Public Solicitation. The offering of the Securities to the Purchaser, to the best of the Company's knowledge, was made only through direct, personal communication between Purchaser and a representative of the Company and not through public solicitation or advertising.

            SECTION 2.19 KMNGG Status. KMNGG is included on the List of Geological-Exploration Organizations and Enterprises Producing Oil and Gas Condensate, Exhibit to the Government Decree No. 1120, dated September 19, 1996 (the "Decree"), a copy of which has been provided to the Purchaser, and to the best of the Company's knowledge, there has been no amendment effected to the Decree removing KMNGG from the Exhibit to the Decree.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            The Purchaser represents and warrants to the Company as follows:

            SECTION 3.1 Information Received. The Purchaser and its representatives have had the opportunity to ask questions of and have received answers from representatives of the Company concerning its purchase of the Common Stock. The Purchaser has received or has had access to all additional information concerning the Company and the transactions contemplated hereby that it has requested.

            SECTION 3.2 Investment and Industry Experience. The Purchaser has such knowledge and experience in financial and business matters, including investing in securities of new and speculative companies, as to be able to evaluate the merits and risks of its investment in the Common Stock. In addition, the Purchaser is an oil and gas exploration and production company with substantial experience in evaluating oil and gas related investments.

            SECTION 3.3 Nondistributive Intent. The Purchaser is requiring the Common Stock for its own account, for investment and with no view to the distribution thereof.

            SECTION 3.4 Securities not Registered. The Purchaser acknowledges that the Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or any other jurisdiction and may not be offered or sold by the Purchaser unless subsequently registered under the Securities Act (if applicable to the transaction) and any other applicable securities laws or unless exemptions from the registration or other requirements thereof are available for the transaction, which exemptions shall be established to the reasonable satisfaction of the Company, by opinion of counsel or otherwise.

            SECTION 3.5 Accredited Investor. The Purchaser represents that it is an accredited investor within the meaning of Rule 501 of Regulation D as promulgated under the Securities Act, as presently in effect.

            SECTION 3.6 Legend on Securities. The Purchaser acknowledges that the share certificates representing the Common Stock will contain legends reflecting the restrictions on transfer imposed by the U.S. securities laws and that such restrictions will be noted on the Company's transfer records.

            SECTION 3.7 Acknowledgement of Risk. The Purchaser acknowledges that an investment in the Common Stock involves a high degree of risk and represents that it understands the economic risks of such investment and can bear the risk of such investment for an indefinite period. In connection with evaluating such risks, Purchaser has made visits to the Khanty-Mansiysk region in Russia to review facilities and data and has hired legal counsel in connection with its due diligence of the Company.

            SECTION 3.8 Organization; Parent. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Purchaser is also a wholly-owned subsidiary of Enterprise Oil plc, a public company organized and existing under the laws of England and Wales.

            SECTION 3.9 Authorization. The Purchaser has all requisite power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of the Purchaser. This Agreement has been duly and validly executed and delivered on behalf of the Purchaser and, assuming the due execution of this Agreement by the Company, constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws generally applicable to creditors' rights and to general principles of equity and except to the extent that the rights to indemnity and contribution contained in this Agreement and the Shareholder Agreement may be subject to limitations on enforceability under US federal and state securities laws.

            SECTION 3.10 Brokers' Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            SECTION 3.11 No Approvals or Conflicts. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (i) violate or conflict with or result in a breach of any provision of the organizational documents of the Purchaser,
(ii) violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of a lien, security interest, charge or encumbrance upon any of the properties of the Purchaser under, any contract to which the Purchaser is a party or by which the Purchaser or any of its property is bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority, applicable to Purchaser or any of its properties or (iv) require any order, license, consent, approval, waiver, permit or authorization of, or notice to, or declaration, filing or registration with, or the granting of any exemption by, or the taking of any other action in respect of, any governmental or regulatory authority or other person not a party to this Agreement, except where the occurrence of any of the events in clauses (ii), (iii) or (iv) above would not have a material adverse effect on Purchaser.

            SECTION 3.12 No Public Market. Purchaser understands that no public market now exists for the Common Stock and that the Company has made no assurances with respect to any secondary market for the Common Stock.

            SECTION 3.13 Reliance By The Company. Purchaser understands and acknowledges that the Company will be relying upon Purchaser's representations and warranties set forth herein in offering and selling the Common Stock to the Purchaser.

            SECTION 3.14 No Public Solicitation. The offering of the Common Stock to the Purchaser, to the best of the Purchaser's knowledge, was made only through direct, personal communication between Purchaser and a representative of the Company and not through public solicitation or advertising.

            SECTION 3.15 Availability of Funds. The Purchaser has sufficient finances available to pay $20,000,000 (Twenty Million United States Dollars) to the Company in exchange for the Common Stock on the Closing Date.

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

            SECTION 4.1 Conditions to Obligations of Purchaser. The obligation of the Purchaser to purchase the Common Stock at the Closing is subject to the fulfillment (or waiver) on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. All of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date hereof and on the Closing Date as though made on and as of the Closing Date; provided, however that no such failure of a representation or warranty of the Company shall be deemed a failure of this closing condition unless such failure results in, or would be reasonably likely to result in, a Material Adverse Effect; and, provided further, that in such event, the Company shall have 15 days to cure such failure and a new Closing Date shall be set by the parties accordingly. In addition, the Company is entitled to make supplemental disclosure with respect to events occurring subsequent to the execution of this Agreement and prior to the Closing Date, which disclosure shall be taken into account in determining whether the representations and warranties of the Company are true and correct as of the Closing Date for all purposes (including for purposes of Article IX and Section 10.1(c)) other than for purposes of satisfying the conditions set forth in this
Section 4.1(a).

            (b) Performance. The Company shall have performed in all material respects all obligations to be performed or observed by it hereunder on or prior to the Closing Date, including delivery of the agreements, certificates and other documents required by Section 5.1.

            (c) Consents and Waivers. Any governmental and third party consents and waivers referenced in Section 2.6 (a) hereof and identified in Exhibit F hereto shall have been obtained.

            (d) Injunctions. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

            SECTION 4.2 Conditions to Obligations of Company. The Company's obligation to sell the Common Stock to the Purchaser at the Closing is subject to the fulfillment (or waiver) on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. All of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects as of the date hereof and on the Closing Date as though made on and as of the Closing Date (except in the case where another date is specified in a representation and warranty contained herein, such representation and warranty shall be true and correct as of such date).

            (b) Consents and Waivers. The Company shall have obtained and delivered copies to the Purchaser of all consents and waivers, referenced in
Section 2.6 (a) hereof and identified in Exhibit F hereto, from the shareholders and note and warrant holders of the Company required to effect the transaction as contemplated by this Agreement, the Amendment to the Note Purchase Agreement and the Shareholder Agreement.

            (c) Performance. The Purchaser shall have performed in all material respects all obligations to be performed or observed by it hereunder on or prior to the Closing Date, including delivery of the agreements, certificates and other documents required by Section 5.2.

            (d) Injunctions. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

            SECTION 4.3 Waiver. Any condition established in this Article may be waived by the party for whose benefit it is created.

                                    ARTICLE V

                               CLOSING DELIVERIES

            SECTION 5.1 By the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

            (a) a share certificate evidencing the Purchaser's ownership of the Common Stock, duly executed on behalf of the Company and dated as of the Closing Date;

            (b) a copy of the Amendment to the Note Purchase Agreement executed by the Company and dated as of the Closing Date, substantially in the form of Exhibit A hereto;

            (c) a copy of the Shareholder Agreement among the Company, Brunswick Fitzgibbons Trust Company, the Purchaser and Enterprise Exploration, dated as of the Closing Date, in substantially the form of Exhibit C hereto (the "Shareholder Agreement") executed by the Company;

            (d) a certificate of the chief executive officer of the Company dated as of the Closing Date attaching a true and correct copy of the 1999/2000 Investment Program of the Company, as approved by the Board of Directors of the Company, and to the effect that all of the conditions to the Purchaser's obligations hereunder have been fulfilled;

            (e) such other certificates, agreements or documents as the Purchaser may reasonably request to evidence or effect the Company's compliance with this Agreement or the consummation of the transactions contemplated hereby, which shall include the required consents and waivers referenced in Section 2.6
(c) hereof and set forth on Exhibit F hereto.

            SECTION 5.2 By the Purchaser. At or prior to the Closing, the Purchaser shall deliver or cause to be delivered to the Company the following:

            (a) cash in the amount of Twenty Million United States Dollars (US$20,000,000) by wire transfer of immediately available funds to a Corporate account designated by the Company;

            (b) a copy of the Shareholder Agreement executed by the Purchaser and Enterprise Exploration;

            (c) a copy of the Amendment to the Note Purchase Agreement executed by Enterprise Exploration; and

            (d) such other certificates, agreements or documents as the Company may reasonably request to evidence or effect the Purchaser's compliance with this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

            SECTION 6.1 Financial Information. For as long as the Common Stock shall be outstanding and held by the Purchaser or its Permitted Transferee (as defined in the Shareholder Agreement), the Company will furnish to the Purchaser as soon as practicable, and in any event within 90 days, after the end of each fiscal year of the Company, balance sheets of the Company as at the end of such year and the prior year, and statements of profit and loss and cash flow for such year and the prior year, prepared in accordance with U.S. generally accepted accounting principles, audited by independent certified public accountants of recognized standing selected by the Company, and promptly after the Company's receipt thereof, a copy of any letter to Company management from such accountants commenting on the Company's accounting systems and controls in connection with that year's audit. The Company shall also furnish to the Purchaser copies of the monthly financial summaries prepared for the Company's Board of Directors. In the event that the Company has received a notice of acceleration in respect of an event of default under the notes issued pursuant to the Senior Financing (as defined in the Shareholder Agreement), the Company shall provide a copy of such notice to the Purchaser as soon as practicable thereafter.

            SECTION 6.2 Access to Books and Records; Cooperation. From the date hereof and until the earlier of the Closing or the termination of this Agreement, the Company shall afford, during normal business hours, to the Purchaser, its officers, attorneys, accountants and other authorized representatives reasonable access to the offices, properties, books, records, contracts, reports, financial forecasts, documents, geological and geophysical data and all other information relating to the Company and the Subsidiaries (including, but not limited to, information and documentation related to the Company's and the Subsidiaries' reserves, title to the Evaluated Properties and Assets, production and sales of oil and gas, and compliance with Environmental
Laws) that is necessary or helpful to the Purchaser's evaluation of the Company and the Subsidiaries, whether or not such information is generally available to the public. The Company (a) will grant to the Purchaser and its representatives reasonable access to personnel of the Company and the Subsidiaries at reasonable times that do not interfere with the orderly conduct of the Company's and the Subsidiaries' business and (b) if reasonably requested from time to time by the Purchaser, shall cause its officers, counsel, accountants and the officers of the Subsidiaries to furnish to the Purchaser such additional financial and operating data and other information so requested.

            SECTION 6.3 Publicity. Neither the Purchaser nor the Company or any Subsidiary shall make, and each of the Company, the Subsidiaries and the Purchaser shall cause its partners, officers, employees, representatives and agents not to make, any statement or public announcement, or make any release to trade publications or the press, or make any statement to any competitor, customer or any other person not a party to this Agreement with respect to the participation of the Purchaser in the investment in the Company pursuant to this Agreement or the evaluation thereof contemplated hereunder ("Public Disclosures") without the prior written consent of the other party (such consent not to be unreasonably withheld), except for disclosures to affiliates or related companies or representatives, agents or consultants of the parties hereto, in each case, that are aware of and agree to be bound by the obligations of this Agreement, and except for such disclosures as may be necessary, in the opinion of counsel to the Purchaser or the Company, to comply with the requirements of any law, governmental order or regulation. The Company and the Purchaser shall agree upon the form and content of all Public Disclosures. Neither party shall make use of the other party's name in any manner whatsoever without the prior consent of the other party, except to the extent required, in the opinion of counsel to such party, by law, governmental order or regulation.

            SECTION 6.4 Filings and Consents. Each of the Company and the Purchaser shall use, and shall use best efforts to cause each of their relevant subsidiaries to use, all reasonable efforts to obtain and to cooperate in obtaining any order, license, consent, approval, waiver, permit or authorization of, or notice to, or declaration, filing or registration with, preparing applications to, conducting negotiations with, and the taking of any other action in respect of, any governmental agency or body or other person not a party to this Agreement required in connection with the execution, delivery or performance of this Agreement. The Company and the Purchaser will furnish, and will use best efforts to cause each of their relevant subsidiaries to furnish, to one another such necessary information and reasonable assistance as may be requested in connection with obtaining any necessary consent, approval, authorization or order.

            SECTION 6.5 Covenant to Satisfy Conditions. Each party agrees to use all reasonable efforts to insure that the conditions set forth in Sections 4.1 and 4.2 hereof are satisfied prior to 12 noon on September 30, 1999 (the "Cut-Off Date"), insofar as such matters are within the control of such party.

            SECTION 6.6 Withholding Taxes. Dividends or other payments made in respect of the Common Stock shall be net of withholding tax, if any, required by law, governmental order or regulation. The Company shall not be required to indemnify the Purchaser or its permitted successors or assignees with respect to any such withholding taxes, but agrees to take all reasonable measures (without incurring additional costs) to assist the Purchaser in minimizing withholding tax obligations which may arise in respect of such payments.

            SECTION 6.7. Company Placement. The Company shall use its best efforts to undertake a placement of common stock of the Company (in either an IPO or a private placement) in a minimum amount of

US$20,000,000 (Twenty Million United States Dollars) prior to May 31, 2000. The Company shall fully consult with the Purchaser in the event that a decision is made by the Company not to proceed with such placement or to proceed on different terms. It is expressly understood and agreed by the parties hereto that the Company's undertaking under this Section 6.7 and the Company's decision to proceed with an IPO or private placement shall be subject to the receipt of approval from the Board of Directors, in its sole discretion, based on its assessment of market conditions, capital requirements, management resource allocation and other related factors

                                   ARTICLE VII

                               REGISTRATION RIGHTS

            SECTION 7.1 Registration Rights. The Company and the Purchaser shall enter into a Shareholder Agreement, substantially in the form of Exhibit C hereto, providing the Purchaser with certain registration rights with respect to the Common Stock.

                                  ARTICLE VIII

                            TRANSFER OF COMMON STOCK

            SECTION 8.1 Transfer Restrictions. The Common Stock shall be subject to certain restrictions on transfer which are set forth in the Shareholders Agreement, substantially in the form of Exhibit C hereto.

                                   ARTICLE IX

                                 INDEMNIFICATION

            SECTION 9.1 Indemnity From Third Party Claims.

            (a) The Company agrees to indemnify, defend and hold Purchaser and its Affiliates (as defined below) harmless from and against any and all loss, liability, damage, judgment, claim, deficiency or expense (including interest, penalties, reasonable attorneys' fees and amounts paid in settlement) to which Purchaser or its Affiliates may become subject insofar as such loss, liability, damage, claim, judgment, deficiency or expense arises out of or is based upon a suit or proceedings brought by a third party or threatened by a third party (i) arising out of, related to or based upon any breach of any representation or warranty of the Company contained in this Agreement or the Securities or (ii) arising out of, related to or based upon any breach or default in the performance by the Company of any covenant or agreement of the Company contained in this Agreement or the Securities. For purposes of this Agreement, an "Affiliate" of any person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of the definition of affiliate, "Control" has the meaning specified in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement.

            (b) The Company shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent (which consent shall not be unreasonably withheld), or if there be a final judgment for the plaintiff in any such action or proceeding, subject to the provisions hereof, the Company agrees to indemnify and hold harmless the Purchaser and its Affiliates, to the extent provided in the preceding paragraph, from and against any loss, liability, damage or expense incurred by reason of such settlement or judgement.

            (c) Anything herein contained to the contrary notwithstanding (i) the indemnification herein contained shall not extend to any losses, claims, damages, liabilities and expenses incurred by the Purchaser and its Affiliates to the extent such losses, claims, damages, liabilities and expenses arise out of a violation by the Purchaser or its Affiliates in connection with the transactions contemplated hereby of any of its representations, warranties or agreements set forth in this Agreement or any Related Agreement or of any laws, rules, regulations or orders applicable to it, (ii) neither the Purchaser nor its Affiliates may assert any claims under this Section 9 unless and until the cumulative total of all such claims by such indemnitee exceeds 2.5% (Two and One Half Percent) of the original purchase price of the Common Stock and (iii) the Company shall not be liable for any indemnification amounts under this Section 9.1 in excess of 33.3% (Thirty Three and One Third) of the original purchase price of the Common Stock.

            (d) Promptly after receipt by any indemnified party under this
Section 9 of notice of the commencement of any action or proceeding, such indemnified party shall, if a claim in respect thereof is to be made against the Company hereunder, notify in writing the Company of the commencement thereof; but the delay or omission so to notify the Company shall not relieve it from any liability which it may have to any indemnified party except to the extent that the Company is actually and materially prejudiced by such delay or failure to give notice. In case any such action or proceeding shall be brought against any indemnified party, and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all expenses. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the Company has agreed to pay such fees and expenses or (b) the Company shall have failed to assume the defense of such action or proceeding and to employ counsel reasonably satisfactory to the indemnified party in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include both the indemnified party and the Company and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to the indemnified party which are different from or additional to those available to the Company and supplied a copy of such opinion to the Company (in which case, if the indemnified party notifies the Company in writing that the indemnified party elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party).

                                    ARTICLE X

                                   TERMINATION

            SECTION 10.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

            (a) by the mutual written consent of the Company and the Purchaser;

            (b) by the Purchaser in the event the Closing has not occurred on or before the Cut-Off Date by reason of the failure of any condition under Section
4.1 hereof, unless the failure of such consummation shall be due to the failure of the Purchaser to comply with the agreements or covenants contained herein to be performed by the Purchaser on or before the Cut-Off Date;

            (c) by the Company in the event the Closing has not occurred on or before the Cut-Off Date by reason of the failure of any condition under Section
4.2 hereof, unless the failure of such consummation shall be due to the failure of the Company to comply with the agreements or covenants contained herein to be performed by such party on or before the Cut-Off Date; or

            (d) by either the Company or the Purchaser in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

            SECTION 10.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by the Company or the Purchaser pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

            (a) Each party will redeliver all documents, work paper and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

            (b) The Purchaser shall hold in strict confidence all information obtained from the Company or any of the Subsidiaries in connection with this Agreement and the transactions contemplated hereunder in accordance with Article XI; and

            (c) Except (i) with respect to the survival of the obligations set forth in Section 13.3 or (ii) in the case of a willful breach, neither party to this Agreement will have any liability under this Agreement to the other party upon termination of this Agreement.

                                   ARTICLE XI

                                 CONFIDENTIALITY

            SECTION 11.1 Confidential Information All records, data, reports and other information, including geological and geophysical information concerning the Company and/or its Subsidiaries and their operations (whether written or oral) acquired or obtained before or after the date hereof by the Purchaser or its Affiliates (including directors, employees, agents, consultants or representatives thereof, hereinafter collectively "Representatives") in connection with this Agreement or the transactions contemplated hereby shall be the property of the Company. The Purchaser shall consider such information as the Company's confidential information and shall not disclose such information to third parties without the prior written consent of the Company.

            SECTION 11.2 Exclusions. For purposes of Section 11.1, the obligation of confidentiality shall not extend to information:

            (a) which is available to the general public (except as a result of a breach of this obligation by Purchaser or its Representatives);

            (b) which the Purchaser is legally compelled (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose, in which case, the Purchaser will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.2 (b). In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this Section 11.2 (b), the Purchaser will furnish only the specific information it is legally required to; or

            (c) confidential data and information which must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over the Purchaser, or its Affiliates; provided that if the Purchaser or its Affiliates desire to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then the Purchaser and its Affiliates shall comply with Section 11.1.

                                   ARTICLE XII

                                PURCHASER OPTION

            SECTION 12.1 Option. Provided that the Purchaser (or its Permitted Transferee , as defined in the Shareholder Agreement) is the owner of the Common Stock, the Purchaser (or its Permitted Transferee) shall have a one-time option to acquire an additional amount of common stock of the Company (the "Option Stock") for an aggregate purchase price (the "Option Purchase Price") of US$ 20,000,000 (Twenty Million United States Dollars), at a per share price equal to either (a) the price established at an initial public offering ("IPO") of the common stock of the Company, discounted by 25% (Twenty Five Percent) or (b) the price or average price established at any financing or series of related financings prior to an IPO, which financing or series of financings involves the sale by the Company of an aggregate of more than 50% (Fifty Percent) of the Company's common stock, or securities convertible into common stock, (on a fully diluted basis)(a "Majority Sale"), discounted by 25% (Twenty Five Percent). For purposes of this Agreement, the terms "fully diluted" or "on a fully diluted basis" means, with respect to any securities, the number of such securities outstanding assuming the exercise, exchange or conversion, as the case may be, of all rights, options, warrants, notes or other securities exercisable or exchangeable for or convertible into such securities, provided that, except for stock options granted under the Company's management/employee stock option plan, the consideration required for the exercise, exchange or conversion has been contributed to the Company as of the date of the relevant calculation.

                  SECTION 12.2 Transaction Notice. Prior to the IPO or the closing of a financing that results in a Majority Sale, the Company shall deliver written notice (the "Transfer Notice") to the Purchaser specifying (i) with respect to the IPO, the anticipated principal terms of the proposed IPO and all other material information then available which is reasonably relevant to such public offering and (ii) with respect to a Majority Sale, the number of shares of common stock proposed to be sold by the Company (or the terms of conversion for securities convertible into common stock), the percentage such shares represent of the total number of outstanding shares of common stock of the Company (on a fully diluted basis), the proposed purchase price, and the name and address of the proposed purchaser.

                  SECTION 12.3 Exercise of Option.

                  (a) In the event that the Purchaser (or its Permitted Transferee, as defined in the Shareholder Agreement) elects to exercise its option to purchase common stock of the Company pursuant to Section 12.1 above, which option may not be exercised in part for less than the Option Purchase Price, the Purchaser shall deliver a binding irrevocable commitment (the "Commitment") to purchase the Option Stock for the Option Purchase Price to the Company within 30 days of its receipt of the Transfer Notice (the "Option Period"). Upon the Company's receipt of such commitment and if requested by the Company, the Purchaser shall immediately (but in no event later than 15 days after the Option Period) execute a share subscription agreement with the Company evidencing the Company's obligation to sell and the Purchaser's obligation to purchase the Option Stock for the Option Purchase Price. If the Purchaser does not deliver such commitment, in form and substance satisfactory to the Company, (or fails to execute the share subscription agreement evidencing such commitment) within the above specified time periods, the Purchaser shall have no further rights under this Article XII and the Company shall be released from its obligations to the Purchaser under this Article XII.

            (b) The Company shall be free for a period of 180 days after the earlier of (i) the date of its receipt of the Commitment or (ii) upon expiration of the Option Period, to sell, assign or transfer (each a "Transfer") the Company's offered securities specified in the Transfer Notice (such amount to be (i) increased without limitation, or (ii) decreased by an amount equal to a maximum of 25% (Twenty Five Percent) of the aggregate proposed offering specified in the Transfer Notice, at the Company's sole discretion without having to further comply with the provisions of this Article XII. The Company shall also have the right to revise the terms of the sale (including a decrease of the purchase price by an amount equal to a maximum of 25% (Twenty Five Percent) of the price specified in the Transfer Notice) for the proposed offering (again, without having to further comply with the provisions of this Article XII). If the terms or size of the offering of the Company's securities are revised in excess of the limits set forth in this Section 12.3(b), or if the Company does not sell the offered securities within such 180 day period, the Purchaser shall be entitled to withdraw its Commitment, if any has been made. In addition, the Company shall be required to issue a new transfer notice, and the Purchaser will retain its option to purchase the Offered Shares, in respect of any future sale of securities pursuant to Article XII.

            (c) If the Purchaser has elected to purchase the Option Stock, the closing of the sale of the Option Stock will be held at the Company's principal office in New York on a date to be specified by the Company in the Transfer Notice which is not less than 10 days nor more than 60 days after the IPO or the closing of the Majority Sale, as the case may be. At the closing and as may be more specifically set forth in a share subscription agreement between the parties, the Purchaser will transfer to the Company the Option Purchase Price, payable in cash to the Company's account, and the Company will deliver the Option Shares, free and clear of all liens, claims and encumbrances. Upon their issuance to the Purchaser, the Option Shares shall become subject to the Shareholders Agreement.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            SECTION 13.1 Waivers and Amendments. This Agreement may be amended only in a writing signed by both parties, and any waiver of any provision hereof shall be effective only if set forth in a writing signed by the party charged with the waiver. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

            SECTION 13.2 Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

            SECTION 13.3 Survival. The obligations of the Company and the Purchaser, as the case may be, under Sections 6.3, 9.1, 13.2 and 13.7 and
Article II shall survive the termination of this Agreement. The representations, warranties, covenants and agreements made herein shall survive the Closing, regardless of any investigation made by or on behalf of any party or its representatives. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument.

            SECTION 13.4 Successors and Assigns.

            (a) Except as expressly provided in the Shareholder Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that either party may assign all its rights and obligations to the assignee of all or substantially all of the assets of such party including an acquisition through merger, provided that such party shall in no event be released from its obligations hereunder without the prior written consent of the other party.

            (b) Notwithstanding the provisions of Section 13.4 (a), all transferees of Securities shall be subject to the restrictions on transfer set forth in Article VIII hereof and, for so long as such transferee (excluding Permitted Transferees) holds Securities, shall be deemed party to this Agreement for purposes of Article VIII only.

            (c) Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in contravention hereof shall be null and void.

            SECTION 13.5 Entire Agreement. This Agreement, the Exhibits hereto, including the Disclosure Schedule, and the Related Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

            SECTION 13.6 Notices. All notices that are required or may be given hereunder shall be in writing and may be given by personal delivery or by facsimile transmission or mail. The person sending any notice shall prepay all transmission charges. Any notice personally delivered or given by mail shall be deemed effective upon receipt. Transmission by a recognized courier service shall be deemed personal delivery and any notice so delivered shall be deemed received at the time of delivery confirmed by the courier service. Any notice sent by facsimile transmission shall be deemed received upon confirmation of transmission by the sender's facsimile machine. The following address and fax number may be used for delivery of notices until another address or fax number is specified by the Company or the Purchaser in a written notice to the other:

            If to the Company:

            Khanty Mansiysk Oil Corporation
            152 West 57th Street, 29th Floor
            New York, New York 10019
            Attention:John B. Fitzgibbons
            Phone: (212) 245-5544
            Fax:(212) 245-1932

            If to the Purchaser:

            Enterprise Oil Overseas Holdings Ltd
            c/o Enterprise Oil Plc
            Grand Buildings
            Trafalgar Square
            London, WC2N 5EJ
            England

            Attention:Director of Corporate Development
            Phone: (44-171) 925-4000 / Fax: (44-171) 925-4321

            SECTION 13.7 Attorneys' Fees. Inn the event of any litigation between the parties with respect to this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded by the court, its reasonable attorneys' fees and other costs of preparing for and participating in the litigation.

            SECTION 13.8 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

            SECTION 13.9 Captions. The captions of the sections and subsections of this Agreement and the Disclosure Schedule are for convenience of reference only, and are not to be considered in construing this Agreement and the Disclosure Schedule.

            SECTION 13.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, no one of which need be signed by both parties, and both of which together shall constitute one instrument.

            SECTION 13.11 Knowledge. As used herein, the term "Knowledge of the Company" and "Best Knowledge of the Company" shall mean the actual knowledge of the Chief Executive Officer and General Counsel or with respect to the matters addressed in Sections 2.5, 2.10 and 2.16 (a) hereof, the Financial Director of the Company.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                 KHANTY MANSIYSK OIL CORPORATION

                                 By: /s/ John B. Fitzgibbons
                                     -------------------------------------------
                                     Name: John B. Fitzgibbons
                                     Title: Chief Executive Officer


                                 ENTERPRISE OIL OVERSEAS HOLDINGS LTD, a wholly-owned subsidiary of Enterprise Oil Plc

                                 By: /s/ K.P. Watts
                                     -------------------------------------------
                                     Name: K.P. Watts
                                     Title: Corporate Development Director


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